================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                SCHEDULE 14D-1/A
                                (AMENDMENT NO. 1)
                             TENDER OFFER STATEMENT
      (PURSUANT TO SECTION 14(d)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                       AND

                                 SCHEDULE 13D/A
           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                          RULE 13D-2(a) (RULE 13d 101)
                                (AMENDMENT NO. 1)
                               -------------------

                          NIMBUS CD INTERNATIONAL, INC.
                            (Name of Subject Company)

                           CARLTON COMMUNICATIONS PLC

                            NEPTUNE ACQUISITION CORP.
                                    (Bidder)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    65439010
                      (CUSIP Number of Class of Securities)
                               -------------------

                                   DAVID ABDOO
                                COMPANY SECRETARY
                                25 KNIGHTSBRIDGE
                             LONDON SW1X 7RZ ENGLAND
                               011 44171 663 6363

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidders)

                                    COPY TO:
                                  DAVID M. KIES
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000



================================================================================

    This Amendment No. 1 is filed to supplement and amend the information set forth in (i) the Tender Offer Statement on Schedule 14D-1 filed by Carlton Communications Plc ("Parent") and Neptune Acquisition Corp. (the "Purchaser") on June 23, 1998 (the "Schedule 14D-1") and (ii) the Schedule 13D filed by Parent and the Purchaser on June 23, 1998 (the "Schedule 13D"), with respect to shares of Common Stock, par value $.01 per share, of Nimbus CD International, Inc. (the "Company"). Unless otherwise indicated, the capitalized terms used herein shall have the meanings specified in the Schedule 14D-1 including the Offer to Purchase filed as Exhibit (a)(1) thereto.

Item 10.  Additional Information.
          ----------------------

    On July 8, 1998, Parent issued a press release announcing that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had expired. The full text of the press release is attached hereto as Exhibit (a)(9) and is incorporated herein by reference.

Item 11.  Material to be Filed as Exhibits.
          --------------------------------

Exhibit No.    Description
-----------    -----------

(a)(9)         Press Release dated July 8, 1998

                                   SIGNATURES

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:                               CARLTON COMMUNICATIONS PLC

                                     By:   /s/  David Abdoo
                                        ---------------------------------------
                                     Name:  David Abdoo
                                     Title: Company Secretary



                                     NEPTUNE ACQUISITION CORP.

                                     By:    /s/  Thomas  M. Collins, Jr.
                                        ---------------------------------------
                                     Name:  Thomas M. Collins, Jr.
                                     Title: Secretary

                                INDEX TO EXHIBITS




Exhibit No.         Description
-----------         -----------

(a)(9)              Press Release dated July 8, 1998